Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR RAISES 2021 GUIDANCE AND REPORTS THIRD QUARTER 2021 RESULTS

•	Q3 2021 earnings per share from continuing operations of $0.26; adjusted EPS from continuing operations of $0.23

•	Raises full year adjusted EPS guidance to a range of $0.85 to $1.00 per diluted share

•	Q3 new awards of $3 billion with ending backlog of $21 billion

•	Reduced outstanding debt by 30% in the quarter; debt-to-cap ratio now 37%

IRVING, Texas (November 5, 2021) - Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2021. Revenue for the quarter was $3.1 billion, and net income from continuing operations was $47 million, or $0.26 per share. Excluding favorable foreign currency effects and certain other adjustments outlined in the table at the end of this release, adjusted earnings per diluted share (EPS) were $0.23. Adjusted EPS share count of 170 million reflects the effect of the convertible preferred stock offering last quarter. Consolidated segment profit for the quarter, which includes NuScale expenses, was $110 million compared to $128 million in the third quarter of 2020.

“This quarter we made significant progress toward our strategic goals, including the reduction of outstanding debt by 30 percent, and have identified a path to over $150 million in annual cost savings,” said David Constable, chief executive officer of Fluor. “We believe our backlog will stabilize over the next several quarters as clients express enthusiasm around new opportunities in infrastructure, mining, government and energy transition.”

Third quarter new awards were $3 billion, and ending consolidated backlog was $21 billion, comparable with last quarter. Fluor’s cash and marketable securities at the end of the quarter were $2.2 billion compared to $2.7 billion last quarter. During the quarter, the company reduced its debt outstanding by 30 percent, or $509 million. Corporate general and administrative (G&A) expenses in the third quarter were $42 million, up from $31 million last quarter due to the impact of performance and stock price-driven incentive compensation.

Outlook

Based on current trends, Fluor is raising its full year adjusted EPS guidance from a range of $0.60 to $0.80 per diluted share to a range of $0.85 to $1.00 per diluted share. Initial and revised guidance is based on a share count of 170 million to reflect the effect of the convertible preferred stock offering last quarter. Adjusted EPS guidance excludes NuScale-related expenses and other adjustments outlined at the end of this release.

Business Segments

Energy Solutions reported a profit of $73 million in the third quarter, down from $96 million in the third quarter of 2020. Revenue for the third quarter was $1.4 billion, comparable to the previous year. New awards in the quarter totaled $644 million compared to $141 million in the third quarter of 2020, and included refining and LNG work in Mexico. Ending backlog was $9.8 billion compared to $11.6 billion a year ago.

Urban Solutions reported a profit of $18 million in the third quarter, down from $29 million in the third quarter of 2020. Revenue for the third quarter was $1 billion, down from $1.3 billion in the previous year. Results for the quarter reflect forecast adjustments of approximately $19 million for schedule delays and productivity on a legacy light rail project that is approximately 90 percent complete. New awards in the quarter totaled $781 million, compared to $951 million in the third quarter of 2020, and included a copper mining project in Indonesia and $316 million for Fluor’s share of the I-35E Phase 2 expansion project in Texas. Ending backlog was $7.8 billion compared to $10.4 billion a year ago, primarily due to the cancellation of a steel project and delays in customers committing to capital expenditures.

Mission Solutions reported a profit of $28 million in the third quarter, up from $25 million a year ago. Revenue for the third quarter was $723 million, down from $790 million in the previous year. Results for the quarter reflect increased execution activity on U.S. Department of Energy (DOE) projects, higher than anticipated performance-based fees, and the release of COVID-19 cost reserves, offset by a decline in execution activity on army logistics and life support programs in Afghanistan. New awards in the quarter totaled $1.6 billion compared to $188 million in the third quarter of 2020 and included $789 million for an extension of the Savannah River management and operations contract for the DOE and $495 million to provide humanitarian support for Afghan evacuees as a part of Operation Allies Welcome at Holloman Air Force Base in New Mexico. Ending backlog was $3.4 billion compared to $3.5 billion a year ago.

The Other segment, comprised entirely of NuScale, recognized expenses of $8 million for the third quarter, compared to $22 million a year ago. For the first nine months of this year, NuScale has received a total of $193 million in outside investment and no cash was contributed by Fluor.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, November 5, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 800-367-2403 (U.S./Canada) or +1 334-777-6978. The conference ID is 1560190. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit, adjusted net earnings and adjusted EPS that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non- operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from continuing operations attributable to Fluor excluding NuScale-related expenses and the impact of foreign exchange income items, restructuring, impairments and certain non-recurring or unusual items. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of convertible preferred stock, which is anti-dilutive in the period. The company believes adjusted net earnings and adjusted EPS allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit, adjusted net earnings and adjusted EPS and adjusted weighted average diluted shares outstanding to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS guidance to the most comparable GAAP measures because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

 Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $14.2 billion in 2020 and is ranked 196 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has been providing engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operational plans, future growth, new awards, backlog, earnings and the outlook for the company’s business and financial results.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 26, 2021. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2021		2020		2021		2020
Revenue
Energy Solutions	$1,365.4		$1,337.9		$3,675.4		$4,195.2
Urban Solutions	1,014.7		1,329.4		3,419.2		4,434.2
Mission Solutions	723.0		789.6		2,183.4		2,260.2
Total revenue	$3,103.1		$3,456.9		$9,278.0		$10,889.6

Segment profit (loss) $ and margin %
Energy Solutions	$72.5	5.3%	$96.2	7.2%	$183.9	5.0%	$133.0	3.2%
Urban Solutions	17.8	1.8%	29.3	2.2%	(20.8)	(0.6)%	119.2	2.7%
Mission Solutions	27.9	3.9%	24.5	3.1%	116.5	5.3%	66.3	2.9%
Other	(8.2)	NM	(21.6)	NM	(42.4)	NM	(62.9)	NM
Total segment profit (loss) $ and margin %(1)	$110.0	3.5%	$128.4	3.7%	$237.2	2.6%	$255.6	2.3%

G&A	(42.4)		(36.7)		(139.4)		(112.9)
Impairment, restructuring and other exit costs	—		—		(26.4)		(106.2)
Foreign currency gain (loss)	37.5		(29.8)		(4.2)		16.2
Interest expense, net	(31.4)		(11.9)		(59.3)		(26.9)
Earnings (loss) from Cont Ops attributable to NCI	(3.5)		4.2		21.5		19.7
Earnings (loss) from Cont Ops before taxes	70.2		54.2		29.4		45.5
Income tax (expense) benefit	(27.0)		(28.5)		(28.8)		2.4
Net earnings (loss) from Cont Ops	$43.2		$25.7		$0.6		$47.9
Less: Net earnings (loss) from Cont Ops attributable to NCI	(3.5)		4.2		21.5		19.7
Net earnings (loss) from Cont Ops attributable to Fluor	$46.7		$21.5		$(20.9)		$28.2

Less: Dividends on CPS	9.8		—		14.6		—
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$36.9		$21.5		$(35.5)		$28.2

New awards
Energy Solutions	$644.1		$141.2		$2,914.1		$1,880.8
Urban Solutions	781.4		950.8		2,459.9		3,349.2
Mission Solutions	1,610.3		187.8		2,694.5		1,813.1
Total new awards	$3,035.8		$1,279.8		$8,068.5		$7,043.1

New awards related to projects located outside of the U.S.					55%		50%

Backlog	September 30, 2021	December 31, 2020
Energy Solutions	$9,804.5	$11,020.5
Urban Solutions	7,827.5	9,224.1
Mission Solutions	3,395.0	2,899.5
Total backlog	$21,027.0	$23,144.1

Backlog related to projects located outside of the U.S.	64%	64%
Backlog related to lump-sum projects	61%	60%

RECONCILIATION OF US GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

(In thousands, except per share amounts)	US GAAP	Adjustments	Adjusted(1)
Net earnings (loss) from Cont Ops attributable to Fluor	$46,730	$-	$46,730
Less: Dividends on convertible preferred stock	(9,750)	9,750	-
Add back:
NuScale expenses		$8,200	$8,200
Embedded foreign currency derivative (gains) /losses		(12,800)	(12,800)
Other foreign currency (gains) / losses		(29,200)	(29,200)
Investigation costs		6,300	6,300
Cost of debt extinguishment		19,600	19,600
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$36,980	$1,850	$38,830

Diluted EPS available to Fluor common stockholders
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$36,980	$1,850	$38,830
Weighted average diluted shares outstanding	141,412	28,593	170,005

Diluted EPS available to Fluor common stockholders	$0.26		$0.23

(1) Assumes conversion of convertible preferred stock, which is anti-dilutive in the period